Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Nauticus Robotics, Inc.

Results of Review of Interim Financial Statements

We have reviewed the condensed balance sheet of Nauticus Robotics, Inc. as of June 30, 2022, and the related condensed statements of operations, changes in stockholders’ equity (deficit), and cash flows for the three-month and six-month periods ended June 30, 2022 and 2021, and the related notes (collectively referred to as the “interim financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the balance sheet of Nauticus Robotics, Inc. as of December 31, 2021, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended (not presented herein); and in our report dated March 24, 2022, except for Note 13, as to which the date is April 27, 2022, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 2021, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Basis for Review Results

These financial statements are the responsibility of the entity’s management. We conducted our reviews in accordance with the standards of the PCAOB. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ Whitley Penn LLP

Houston, Texas
August 10, 2022, except for Note 11, as to which the date is September 6, 2022

NAUTICUS ROBOTICS, INC.
CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30, 2022	December 31, 2021
	Unaudited
Assets
Current Assets
Cash and cash equivalents	$7,962,254	$20,952,867
Restricted certificate of deposit	251,236	251,236
Accounts receivable, net	1,605,152	794,136
Inventories	2,380,429	—
Contract assets	953,960	893,375
Other current assets	1,437,561	277,444
Total Current Assets	14,590,592	23,169,058

Property and equipment, net	6,238,247	1,437,311
Right-of-use asset – operating lease	425,551	513,763
Other assets	247,209	47,240
Total Assets	$21,501,599	$25,167,372

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$3,715,184	$1,400,514
Accrued payroll	463,279	411,008
Accrued interest	1,263,490	703,544
Other accrued liabilities	151,551	90,000
Contract liabilities	—	373,791
Operating lease liabilities – current	396,012	353,598
Notes payable – current	25,058,179	10,250,000
Notes payable, related parties – current	3,000,000	3,000,000
Total Current Liabilities	34,047,695	16,582,455
Operating lease liabilities – long-term	269,412	467,208
Notes payable – long-term	—	14,708,333
Other liabilities	268,093	20,833
Total Liabilities	34,585,200	31,778,829

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Series A preferred stock, $0.01 par value; 334,800 shares authorized, issued, and outstanding	3,348	3,348
Series B preferred stock, $0.01 par value; 725,426 shares authorized, issued, and outstanding	7,254	7,254
Common stock, $0.01 par value; 10,000,000 shares authorized, 952,200 and 952,200 shares issued, respectively, and 680,600 and 680,600 shares outstanding, respectively	9,522	9,522
Treasury stock, at cost; 271,600 shares	(944,927)	(944,927)
Additional paid-in capital	34,546,691	34,157,877
Accumulated deficit	(46,705,489)	(39,844,531)
Total Stockholders’ Equity (Deficit)	(13,083,601)	(6,611,457)

Total Liabilities and Stockholders’ Equity (Deficit)	$21,501,599	$25,167,372

The accompanying notes are an integral part of these condensed financial statements.

NAUTICUS ROBOTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenue
Service	$2,796,159	$793,213	$5,032,124	$954,691
Service – related party	193,400	176,113	193,400	317,378
Total revenue	2,989,559	969,326	5,225,524	1,272,069

Costs and Expenses
Cost of revenue (exclusive of items shown separately below)	2,540,062	1,463,369	4,439,223	2,162,257
Depreciation and amortization	117,086	86,785	228,405	174,501
Research and development	583,870	466,824	1,851,282	1,669,542
General and administrative	2,271,138	637,169	3,917,179	1,296,875
Total costs and expenses	5,512,156	2,654,147	10,436,089	5,303,175

Operating loss	(2,522,597)	(1,684,821)	(5,210,565)	(4,031,106)

Other expense (income)
Other income, net	(19,301)	(686,735)	(5,241)	(1,574,888)
Interest expense, net	853,660	76,825	1,655,634	138,375
Total other (income) expense, net	834,359	(609,910)	1,650,393	(1,436,513)
Net loss	$(3,356,956)	$(1,074,911)	$(6,860,958)	$(2,594,593)

Earnings (loss) per common share
Basic	$(4.93)	$(1.58)	$(10.08)	$(3.82)
Diluted	$(4.93)	$(1.58)	$(10.08)	$(3.82)

Basic weighted average shares outstanding	680,600	678,400	680,600	678,400
Diluted weighted average shares outstanding	680,600	678,400	680,600	678,400

The accompanying notes are an integral part of these condensed financial statements.

NAUTICUS ROBOTICS, INC.
CONDENSED STATEMENTS OF CHANGES OF STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Treasury	Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Deficit	(Deficit)
Balance at December 31, 2020	334,800	$3,348	725,426	$7,254	950,000	$9,500	$(944,927)	$24,213,006	$(24,716,902)	$(1,428,721)
Stock-based compensation	—	—	—	—	—	—	—	107,794	—	107,794
Net loss	—	—	—	—	—	—	—	—	(1,519,682)	(1,519,682)

Balance at March 31, 2021	334,800	$3,348	725,426	$7,254	950,000	$9,500	$(944,927)	$24,320,800	$(26,236,584)	$(2,840,609)

Stock-based compensation	—	—	—	—	—	—	—	100,570	—	100,570
Net loss	—	—	—	—	—	—	—	—	(1,074,911)	(1,074,911)

Balance at June 30, 2021	334,800	$3,348	725,426	$7,254	950,000	$9,500	$(944,927)	$24,421,370	$(27,311,495)	$(3,814,950)

Balance at December 31, 2021	334,800	$3,348	725,426	$7,254	952,200	$9,522	$(944,927)	$34,157,877	$(39,844,531)	$(6,611,457)
Stock-based compensation	—	—	—	—	—	—	—	200,157	—	200,157
Net loss	—	—	—	—	—	—	—	—	(3,504,002)	(3,504,002)

Balance at March 31, 2022	334,800	$3,348	725,426	$7,254	952,200	$9,522	$(944,927)	$34,358,034	$(43,348,533)	$(9,915,302)

Stock-based compensation	—	—	—	—	—	—	—	188,657	—	188,657
Net loss	—	—	—	—	—	—	—	—	(3,356,956)	(3,356,956)

Balance at June 30, 2022	334,800	$3,348	725,426	$7,254	952,200	$9,522	$(944,927)	$34,546,691	$(46,705,489)	$(13,083,601)

The accompanying notes are an integral part of these condensed financial statements.

NAUTICUS ROBOTICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended June 30,
	2022	2021
Cash Flows From Operating Activities
Net loss	$(6,860,958)	$(2,594,593)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	228,405	174,501
Stock-based compensation	388,814	208,364
Amortization of debt discount	347,106	—
Noncash impact of lease accounting	88,212	79,961
Other income – PPP Loan	—	(1,578,500)
Changes in operating assets and liabilities:
Accounts receivable	(811,016)	54,908
Inventories	(2,380,429)	—
Contract assets	(60,585)	(226,414)
Other assets	(1,360,086)	180,346
Accounts payable and accrued liabilities	1,039,296	315,312
Contract liabilities	(373,791)	(285,156)
Operating lease liabilites	(155,382)	(140,786)
Net cash from operating activities	(9,910,414)	(3,812,057)

Cash Flows From Investing Activities
Additions to property and equipment	(3,080,199)	(3,008)
Net cash from investing activities	(3,080,199)	(3,008)

Cash Flows From Financing Activities
Proceeds from PPP Loan	—	1,578,500
Proceeds from notes payable	—	5,000,000
Payments of note payable	—	(239,244)
Net cash from financing activities	—	6,339,256

Net change in cash and cash equivalents	(12,990,613)	2,524,191

Cash and cash equivalents, beginning of period	20,952,867	3,298,180
Cash and cash equivalents, end of period	$7,962,254	$5,822,371

Supplemental disclosure of cash flow information
Cash paid for interest	$761,189	$49,133
Cash paid for taxes	$—	$—

Supplemental non-cash investing actives
Additions of property and equipment included in accounts payable	$1,949,142	$—

The accompanying notes are an integral part of these condensed financial statements.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

1. Description of the Business

Nauticus Robotics, Inc. (“Nauticus”, “Company”, “our”, or “we”) was initially incorporated as Houston Mechatronics, Inc. on March 27, 2014 in the State of Texas. Effective November 24, 2021, the Company changed its legal name to Nauticus Robotics, Inc. Nauticus’ principal corporate offices are located in Webster, Texas. The Company is developing an ecosystem of ocean robots that are controlled through an AI-driven cloud software platform which enables a sliding scale spectrum of autonomous operations — from direct operator control to complete hands-off, robot self-sufficient control. Instead of the conventional tethered connection between the operator and the subsea robot, Nauticus has developed an acoustic communication networking, compression, and protocols that allows the robot to perform its tasks without a direct, cabled connection. This offering permits significant operational flexibility and cost savings over the methods currently employed in the marketplace.

Impact of COVID-19 Pandemic on Business — The global spread of COVID-19 has created significant market volatility and economic uncertainty and disruption during 2021. The Company was adversely affected by the deterioration and increased uncertainty in the macroeconomic outlook as a result of the impact of COVID-19. We continue to actively monitor the situation and may take further actions altering our business operations that we determine are in the best interests of our employees, customers, suppliers, and stakeholders, or as required by federal, state, or local authorities.

Liquidity — The Company has had recurring losses and negative cash flows since inception. As such, the Company has been dependent on debt and equity funding to meet its development efforts. The Company continues to develop its principal products and conducts extensive research and development activities. At June 30, 2022, the Company’s current liabilities exceeded its current assets by $19,457,103.

On October 15, 2021, the Company signed a purchase order with Triumph Subsea Construction Limited (Customer) for the sale of four Aquanaut systems over a period from September 2022 through January 2025 for a total of $54.2 million. In the second quarter of 2022, the milestone payment terms with Triumph Subsea Construction Limited were renegotiated. This renegotiation has resulted in a shift of the first payment from the second quarter of 2022 to the third quarter of 2022. The Company has begun construction of these products and is scheduled to deliver the first Aquanaut system under this contract in the fourth quarter of 2022.

On December 16, 2021, Nauticus entered into a merger agreement with CleanTech Acquisition Corporation (“CleanTech”), a special purpose acquisition company (“SPAC”). In this agreement, Nauticus agreed to a business combination that is intended to lead to its public stock listing on the NASDAQ in August 2022. CleanTech brings approximately $260 million in sponsored investment and public investment in private equity funding to the business combination. Although this level of funding is potentially available, a threshold of $50 million has been established in the merger documents as the minimum cash position for internal planning purposes.

Management believes that with the revenue from its existing and new contracts, the ability to reduce costs as necessary, and the pending merger with CleanTech, the Company will have sufficient cash from operations to meet its obligations for at least one year from the issuance date of this report.

2. Summary of Significant Accounting Policies

Basis of Presentation — These interim condensed financial statements are unaudited. Certain disclosures have been condensed or omitted from these financial statements. Accordingly, they do not include all the information and notes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements and should be read in conjunction with the audited December 31, 2021, financial statements and notes.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies (cont.)

In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position as of, and the results of operations for, all periods presented. In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the condensed financial statements and disclosures of contingencies. Actual results may differ from those estimates. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. These interim financial statements should be read in conjunction with the financial statements and noted thereto for the year ended December 31, 2021. The results of the operations for the period ended June 30, 2022 are not necessarily indicative of the operating results that may be expected for a full year. The condensed balance sheet as of December 31, 2021 contains financial information taken from the audited financial statements as of that date.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the (i) estimates of future costs to complete customer contracts recognized over time, (ii) valuation allowances for deferred income tax assets, and (iii) valuation of stock-based compensation award. Actual results could differ from those estimates.

Fair Value Measurements — The estimated fair values of accounts receivable, contract assets, accounts payable, accrued expenses, and indebtedness with unrelated parties approximate their carrying amounts due to the relatively short maturity or time to maturity of these instruments. Notes payable with related parties may not be arms-length transactions and therefore, may not reflect fair value.

The Company’s non-financial assets measured at fair value on non-recurring basis include stock-based compensation awards. These are considered Level 3 measurements as they involve significant unobservable inputs.

Inventories — Inventories consist of raw materials and work in process used in the construction and installation of a portfolio of ocean robotics systems technology products that include the Aquanaut and Olympic Arm. Raw materials consist of composite marine structures, commercial off- the-shelf or COTS, batteries, and hardware and electrical components. Work in progress inventories consists of raw materials and labor for construction of projects. Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. The Company periodically reviews inventories for specifically identifiable items that are unusable or obsolete based on assumptions about future demand and market conditions. Based on this evaluation, the Company makes provisions for unusable and obsolete inventories in order to write inventories down to their net realizable value.

Inventories consist of the following:

	June 30, 2022	December 31, 2021
Raw material and supplies	$520,274	$—
Work in progress	1,860,155	—
Finished goods	—	—
Total inventories	$2,380,429	$—

Revenue — The Company’s primary sources of revenue are from providing technology and engineering services and products to the offshore industry and governmental entities. Revenue is generated pursuant to contractual arrangements to design and develop subsea robots and software and to provide related engineering, technical, and other services according to the specifications of the customers. These contracts can be service sales (cost plus fixed

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies (cont.)

fee or firm fixed fee) or product sales and typically have terms of up to 18 months. The Company has no product sales as its core products are still under development. Product sales to date have been for HaloGuard, a red zone monitoring solution the Company developed, which has been phased out as of March 31, 2022.

A performance obligation is a promise in a contract to transfer distinct goods or services to a customer. The products and services in our contracts are typically not distinct from one another. Accordingly, our contracts are typically accounted for as one performance obligation.

The Company’s performance obligations under service agreements generally are satisfied over time as the service is provided. Revenue under these contracts is recognized over time using an input measure of progress (typically costs incurred to date relative to total estimated costs at completion). This requires management to make significant estimates and assumptions to estimate contract sales and costs associated with its contracts with customers. At the outset of a long-term contract, the Company identifies risks to the achievement of the technical, schedule and cost aspects of the contract. Throughout the contract term, on at least a quarterly basis, we monitor and assess the effects of those risks on its estimates of sales and total costs to complete the contract. Changes in these estimates could have a material effect on the Company’s results of operations.

The components of revenue are as follows:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Cost plus fixed fee	$2,212,061	$969,326	$3,635,320	$1,272,069
Firm fixed-price	399,165	—	833,537
Firm fixed-price-vehicle lease	378,333	—	756,667	—
Total	$2,989,559	$969,326	$5,225,524	$1,272,069

Firm-fixed price contracts present the risk of unreimbursed cost overruns, potentially resulting in lower-than-expected contract profits and margins. This risk is generally lower for cost plus fixed fee contracts which, as a result, generally have a lower margin.

In June 2021, Nauticus Robotics signed a Subcontractor Agreement with an unrelated third party to provide engineering, design, development and other services which also includes a lease for an Aquanaut vehicle (“Vehicle Lease”). The Vehicle Lease is for a total of $2,270,000, or $126,111 per month for 18 months. Service revenue recognized for the equipment rental income for the three and six months ended June 30, 2022, was $378,333 and $756,667, respectively. The Company comparably recorded no revenue for the three and six months ended June 30, 2021.

The lease is an operating lease as defined by accounting standards codification 842 for Leases, and revenue is recognized on a straight-line basis over the lease term. The estimated future revenue under the vehicle lease is as follows:

Minimum Future Rental Income Year ended December 31, 2022	Amount
2022 (remainder)	$756,667
Thereafter	—
Total	$756,667

Performance obligations for product sales typically are satisfied at a point in time. This occurs when control of the products is transferred to the customer, which generally is when title and risk of loss have passed to the customer.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies (cont.)

Unfulfilled Performance Obligations

As of June 30, 2022, we expect to recognize approximately $61.7 million of revenue in future periods from unfulfilled performance obligations from existing contracts with customers including $54.2 million that relates to the Triumph Subsea Construction Purchase Order as described in Note 1.

Set forth below is a table summarizing the expected revenue from our remaining performance obligations:

	Expected Revenue from Unfulfilled Performance Obligations by Period
($ in millions)	Total	Remainder of 2022	2023	2024	2025
Unfulfilled performance obligations:
Triumph Subsea Construction Limited	$54.2	$7.7	$19.4	$13.6	$13.5
All other performance obligations	7.5	5.7	1.8	—	—
Total unfulfilled performance obligations	$61.7	$13.4	$21.2	$13.6	$13.5

If any of our contracts were to be modified or terminated, the expected value of the unfilled performance obligations of such contracts would be reduced.

Accounts receivable, net, at June 30, 2022 totaled $1,605,152 due from customers for contract billings and is expected to be collected within the next three to six months. At December 31, 2021, accounts receivable, net, totaled $794,136. The increase in accounts receivable at June 30, 2022 as compared with December 31, 2021 corresponds to the higher revenue recognized in 2022 from new customer contracts. At June 30, 2022 and December 31, 2021 allowances for doubtful accounts included in accounts receivable totaled $17,827 and $0, respectively. Bad debt expense was $0 and of $17,827, respectively for the three months and six months period ended June 30, 2022. There was no bad debt expense recorded for the three months and six months period ended June 30, 2021.

Contract assets include unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Contract assets are recorded at the net amount expected to be billed and collected. Contract assets increased $60,585 in the first six months of 2022, primarily due to the timing of the billing for the recognition of revenue related to the satisfaction or partial satisfaction of performance obligations.

Contract liabilities include billings in excess of revenue recognized and accrual of certain contract obligations. The Company did not record any contract liabilities at June 30, 2022. Contract liabilities at December 31, 2021 included $306,791 of billings in excess of revenue recognized and $67,000 for contract completion obligations associated with a customer contract for a modified Aquanaut vehicle. These amounts were recognized in the statements of operations during the six months ended June 30, 2022.

Capitalized Interest — The Company capitalizes interest costs incurred to work in process during the related construction periods. Capitalized interest is charged to cost of revenue when the related completed project is delivered to the buyer. During the three months and six months period ended June 30, 2022, the Company incurred $913,614 and $1,754,908 of interest expense, respectively. For the six months period ended June 30, 2022, the Company recognized $1,669,701 in interest expense, net in the statement of earnings and the remainder of interest expense of $85,207 was capitalized to work in process attributable to inventories and property and equipment. During the six-month period ended June 30, 2021, the Company incurred $138,375 of interest, all of which was included in interest expense, net in the condensed statement of operations.

Earnings (Loss) per Share — Basic earnings per share is computed by dividing income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share except that the denominator is increased to include the number of additional shares of common stock that could have been outstanding assuming the exercise of stock options and conversion of convertible debt.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies (cont.)

Major Customer and Concentration of Credit Risk — The Company has a limited number of customers. During the three months and six months ended June 30, 2022, sales to one customer accounted for 84% and 89% of total revenue, respectively. The total balance due from this customer as of June 30, 2022, made up 80% of accounts receivable. During the three months ended June 30, 2021, sales to two customers accounted for 82% and 18% of total revenue, respectively. During the six months ended June 30, 2021, sales to two customers accounted for 75% and 25% of total revenue, respectively. The total balances due from these customers as of December 31, 2021, made up 86% of accounts receivable. No other customer represented more than 10% of revenue in either six or three month period.

Reclassifications — Financial statements presented for prior periods include reclassifications that were made to conform to the current-period presentation.

Recent Accounting Pronouncements — In June 2016, the FASB issued ASU2016-13, Financial Instruments — Credit Losses, which replaces the existing incurred loss impairment model with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company adopted this standard on January 1, 2022. There was no impact from the adoption of this standard on the Company’s financial statements.

There are no other new accounting pronouncements that are expected to have a material impact on the Company’s financial statements.

3. Property and Equipment

Property and equipment consisted of the following:

	Useful Life (years)	June 30, 2022	December 31, 2021
Leasehold improvements	5.1	$789,839	$789,839
Property & equipment	5	1,396,293	1,216,609
Technology	5	1,154,357	773,535
Work in progress		4,619,055	150,220
Total		7,959,544	2,930,203
Less accumulated depreciation		(1,721,297)	(1,492,892)
Total property and equipment, net		$6,238,247	$1,437,311

4. Notes Payable

Notes payable consisted of the following:

	June 30, 2022	December 31, 2021
Schlumberger Technology Corp. contingently convertible promissory note	$1,500,000	$1,500,000
Transocean Inc. contingently convertible promissory note	1,500,000	1,500,000
Goradia Capital LLC contingently convertible promissory note	5,000,000	5,000,000
Material Impact Fund II, LP contingently convertible promissory note	5,000,000	5,000,000
In-Q-Tel, Inc. contingently convertible promissory note	250,000	250,000
RCB Equities #1, LLC term loan credit agreement	14,808,179	14,708,333
Total	28,058,179	27,958,333
Less: current portion, unrelated parties	(25,058,179)	(10,250,000)
current portion, related parties	(3,000,000)	(3,000,000)
Total notes payable – long-term	$—	$14,708,333

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

4. Notes Payable (cont.)

Schlumberger Technology Corp. Contingently Convertible Promissory Note — In July 2020, the Company issued an unsecured convertible promissory note to Schlumberger Technology Corp. (“Schlumberger”), a related party. There were two advances of $750,000 each under the note made by Schlumberger upon achievement of key project development milestones. The Company received both advances in 2020.

The convertible promissory note bears interest at 4.25% and, as amended, matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of an event of default, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before an event of default or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of 90% of the issuance price per share of such new series.

An amendment to the promissory note executed on December 16, 2021, added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows Schlumberger to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

Transocean Inc. Contingently Convertible Promissory Note — In December 2020, the Company issued an unsecured convertible promissory note to Transocean Inc. (“Transocean”), a related party. There was one advance of $1,000,000 and another of $500,000 under the note made by Transocean upon achievement of key project development milestones. The Company received both advances in 2020.

The convertible promissory note bears interest at 10% and, as amended, matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of an event of default, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs prior to the earlier of an event of default or December 31, 2022, outstanding principal balance and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of 90% of the issuance price per share of such new series.

An amendment to the promissory note executed on December 16, 2021, added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows Transocean to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

Goradia Capital, LLC Contingently Convertible Promissory Note — On June 19, 2021, the Company issued an unsecured convertible promissory note to Goradia Capital, LLC (“Goradia”) in the amount of $5,000,000. The amount was funded upon execution of the agreement.

The convertible promissory note bears interest at 10% and, as amended, matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of a change of control, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before a change of control or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of the lower of: (1) 90% of the issuance price per share of such new series and (2) the price per share equal to an amount obtained by dividing (x) $75,000,000 by (y) the fully diluted shares outstanding of the Company as of June 19, 2021, which equals $37.01.

An amendment to the promissory note executed on December 16, 2021, added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows Goradia to convert the outstanding principal and unpaid accrued interest on the promissory note into Nauticus common shares at a conversion price of $35.52 per share.

Material Impact Fund II, L.P. Contingently Convertible Promissory Note — On August 3, 2021, the Company issued an unsecured convertible promissory note to Material Impact Fund II, L.P. (“MIF”) in the amount of $5,000,000. The amount was funded upon execution of the agreement.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

4. Notes Payable (cont.)

The convertible promissory note bears interest at 5% and matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock, (2) upon the occurrence of a change of control, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before a change of control or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of the lower of: (1) 90% of the issuance price per share of such new series and (2) the price per share equal to an amount obtained by dividing (x) $75,000,000 by (y) the fully diluted shares outstanding of the Company as of August 3, 2021, which equals $37.01.

An amendment to the promissory note executed on December 16, 2021, added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows MIF to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

In-Q-Tel, Inc. Contingently Convertible Promissory Note — On October 22, 2021, the Company issued an unsecured convertible promissory note to In-Q-Tel, Inc. (“IQT”) in the amount of $250,000. The amount was funded upon execution of the agreement.

The convertible promissory note bears interest at 5% and matures on the earliest to occur of the following dates: (1) the issuance of a new series of preferred stock with gross proceeds to the Company of at least $10,000,000, (2) upon the occurrence of a change of control, or (3) December 31, 2022. In the event that an issuance by the Company of a new series of preferred stock occurs before a change of control or December 31, 2022, outstanding principal and unpaid accrued interest shall be converted into the new series of preferred stock at a conversion price of the lower of: (1) 90% of the issuance price per share of such new series and (2) the price per share equal to an amount obtained by dividing (x) $75,000,000 by (y) the fully diluted shares outstanding of the Company as of August 3, 2021, which equals $37.01.

An amendment to the promissory note executed on December 16, 2021, added another conversion option that in the event of the consummation of the merger between Nauticus and CleanTech occurring earlier than the other conversion options listed above, allows IQT to convert the outstanding principal and unpaid accrued interest into Nauticus common shares at a conversion price of $35.52 per share.

RCB Equities #1, LLC Term Loan Credit Agreement — On December 16, 2021, the Company entered into a Term Loan Credit Agreement with RCB Equities #1, LLC (“RCB”) in the amount of $15,000,000 to provide funds for the Company’s working capital and general corporate purposes. The note bears interest at 13% per annum and is payable in 18 monthly installments of interest only through its maturity date of June 16, 2023. A 2% commitment fee totaling $300,000 was paid upon loan inception and is presented as a debt discount. There is also a 5% exit fee totaling $750,000 is payable at the maturity date and is being accrued over the note term. If the merger with CleanTech occurs prior to the maturity date, then within three days of the consummation of the merger, the note is due in full including all accrued and unpaid interest and fees. The outstanding principal balance of the note was $14,808,179 at June 30, 2022 and its effective interest rate is approximately 17.7%.

5. Leases

The Company leases its office and manufacturing facility under a 64-month operating lease expiring April 30, 2024. The lease includes rent escalations and chargebacks to the Company for build-out costs. The right-of-use asset and lease liability amounts were determined using an 8% discount rate which was the interest rate related to the leasehold improvement obligation.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

5. Leases (cont.)

The operating lease includes a leasehold improvement obligation of $190,650 which bears interest at 8% and matures on April 30, 2024. The balance of this obligation was $76,879 and $96,375 as of June 30, 2022, and December 31, 2021, respectively, and is included in operating lease liabilities in the balance sheets.

Total operating lease expense, which is accounted for in cost of revenue, was as follows:

	For the three months ended, June 30,		For the six months ended, June 30,
	2022	2021	2022	2021
Fixed lease expense	$69,190	$71,106	$136,881	$138,602
Variable lease expense	43,008	47,294	89,016	91,802
Total	$112,198	$118,400	$225,897	$230,404

6. Commitments and Contingencies

Litigation — From time to time, the Company may be subject to litigation and other claims in the normal course of business. No amounts have been accrued in the financial statements as of June 30, 2022, with respect to any matters.

The Company would be committed to pay the following advisory fees to investment banks related to Cleantech Acquisition listed below upon closing of the business combination.

Capital Markets Advisory Services Related to Cleantech Acquisition — In order to broaden Nauticus’ reach to additional potential investors, parties have entered into a few letter agreements with investment banks for their capital markets advisory services.

Pursuant to a letter agreement dated February 28, 2022 with Lake Street Capital Markets (“Lake Street”), Nauticus has agreed to pay Lake Street a non-refundable retainer of $350,000 within ten days following the closing of the Business Combination for Lake Street’s capital markets advisory services which include, among other things, (i) providing advice and assistance to CLAQ in evaluating its capital raising strategies and alternatives; (ii) assisting CLAQ in refining and communicating its investor presentation; and (iii) working and coordinating with CLAQ’s investors relations resources to conduct a non-deal investor roadshow in the U.S. and solicit, and analyse investors’ feedback.

Pursuant to a letter agreement dated March 23, 2022 with Cowen and Company, LLC (“Cowen”), Nauticus has agreed to pay Cowen an advisory fee of $1,750,000 (the “Business Combination Fee”) upon closing of the Business Combination for its capital market advisory services which include, among other things, (i) familiarizing itself with the business, properties and operation of each of CLAQ and Nauticus; (ii) advising Nauticus on investor outreach, assisting Nauticus in scheduling and arranging meetings with current and potential holders of its securities; and (iii) assisting Nauticus in formulating a marketing strategy for the Business Combination. If this agreement with Cowen is terminated, the Business Combination Fee will still be payable if a business combination is consummated within twelve months from the date of the termination of the agreement (the “Residual Period”). If during the term of this agreement with Cowen or the Residual Period, Nauticus proposes to affect any restructuring, acquisition or disposition, or certain sales of securities, Nauticus has agreed to engage Cowen and offer Cowen no less than 35% of the total economics for any such capital raising transaction.

Pursuant to an amended and restated letter agreement dated April 25, 2022 with Coastal Equities, Inc. (“Coastal”), Nauticus has agreed to pay Coastal a cash fee of $7,600,000 (“Cash Fee”) upon closing of the Business Combination or any other transaction defined as a “Sale” of Nauticus pursuant to the letter agreement in return for Coastal’s financial advisory services which include, among other things, (i) facilitating potential purchasers’ or financing participants’ due diligence investigation; (ii) performing valuation analyses; (iii) identifying opportunities for the Sale of Nauticus; and (iv) as requested by Nauticus, participating on Nauticus’ behalf in negotiations concerning such Sale. If this letter agreement with Coastal is terminated, the Cash Fee will still be payable if the Sale of Nauticus occurs within 9 months from March 29, 2022, the effective date of the letter agreement.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

7. Income Taxes

Income tax provisions for interim periods are generally based on an estimated annual effective income tax rate calculated separately from the effect of significant, infrequent, or unusual items related specifically to interim periods. No income tax expense was recognized for the three or six months ended June 30, 2022, and June 30, 2021, as the Company expects no taxable income and has a full valuation allowance offsetting deferred tax assets.

8. Equity

Common Stock — A total of 680,600 shares of common stock were outstanding at June 30, 2022.

Series A Preferred Stock — The Company has 334,800 shares of Series A Preferred Stock outstanding. Each share of the Series A Preferred Stock may be converted at the holder’s option into common stock of the Company at a conversion price of $8.96 for each share of Series A Preferred Stock. The Series A Preferred Stock possesses full voting rights, on an as-converted basis, with the common stock of the Company, and has no stated dividend rate. Holders of Series A Preferred Stock are entitled to dividends at the same rate payable on the Company’s common stock should a common stock dividend be declared. The Series A Preferred Stock has priority rights in a liquidation, wind-up, sale, or merger of the Company.

Series B Preferred Stock — The Company has 725,426 shares of Series B Preferred Stock outstanding. Each share of the Series B Preferred Stock may be converted at the holder’s option into common stock of the Company at a conversion price of $27.57 for each share of Series B Preferred Stock. The Series B Preferred Stock possesses full voting rights, on an as-converted basis, with the common stock of the Company, and has no stated dividend rate. Holders of Series B Preferred Stock are entitled to dividends at the same rate payable on the Company’s common stock should a common stock dividend be declared. The Series B Preferred Stock has priority rights in a liquidation, wind-up, sale, or merger of the Company.

Common Stock Repurchase Agreements — The Company entered into agreements with its stockholders and option holders for the repurchase at the Company’s option of up to 950,000 shares of outstanding common stock at prices based upon agreed valuation formulas. The Company is not obligated to make such repurchases but may exercise its rights under these agreements at any time on or after the separation or retirement of the stockholder from employment at the Company. Repurchased shares are held as treasury shares at their cost. The payment for repurchased shares is, at the Company’s option, either (a) made in full at the time of repurchase, or (b) made over a 24-month period.

Stock-Based Compensation — The Company has a stock-based compensation plan under which stock options may be granted as incentive compensation. At June 30, 2022, 8,180 shares were available under the current plan for future award.

Options vest assuming continuous service to the Company with 25% of the options vesting one year after grant and the balance vesting in a series of 36 successive equal monthly installments measured from the first anniversary of grant. During the vesting period, the participants have voting rights, but the options may not be sold, assigned, transferred, pledged, or otherwise encumbered. Unvested shares are forfeited upon termination of employment and vested shares may be repurchased by the Company at its option.

Compensation expense for option awards totaled $188,657 and $388,814 for the three months and six months ended June 30, 2022, respectively. Compensation expense for option awards totaled $100,571 and $208,364 for the three months and six months ended June 30, 2021, respectively. As of June 30, 2022, there was $1,855,864 of total unrecognized compensation cost related to options to be recognized over a remaining weighted average period of 25 months.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

8. Equity (cont.)

The following table summarizes options outstanding, as well as activity for the periods presented:

	Shares	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price
Outstanding as of December 31, 2020	165,100	$10.90	$22.63
Forfeited	(750)	13.26	27.57
Outstanding as of June 30, 2021	164,350	$10.88	$24.08

Outstanding as of December 31, 2021	277,848	$12.99	$24.75
Granted	11,750	18.60	35.32
Forfeited	(9,800)	16.55	32.23
Cancelled	(500)	11.07	27.57
Outstanding as of June 30, 2022	279,298	$12.39	$26.29

The remaining weighted average contractual life of exercisable options at June 30, 2022 was 5.99 years.

9. Related Party Transactions

Contingently Convertible Promissory Notes — In 2020, Nauticus issued convertible promissory notes to Schlumberger and Transocean, each with an amount of $1,500,000. These notes were modified in December 2021. As of June 30, 2022, Schlumberger N.V. owned 29.7% and Transocean Ltd. owned 31.3% of the voting stock of Nauticus. See Note 4 for more information about the contingently convertible notes.

Revenue and Accounts Receivable — Revenue from Transocean Ltd. for contract services and products totaled $0 and $193,400 for the three months and six months ended June 30, 2022, respectively. Revenue from Transocean Ltd. for contract services and products totaled $176,113 and $317,378 for the three months and six months ended June 30, 2021, respectively. Accounts receivable included $193,400 and $0 outstanding from Transocean Ltd. at June 30, 2022 and December 31, 2021, respectively.

10. Earnings (Loss) Per Share

The following table is a calculation of the net earnings (loss) per basic and diluted share:

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Numerator
Net loss	$(3,356,956)	$(1,074,911)	$(6,860,958)	$(2,594,593)
Denominator
Weighted average shares used to compute basic EPS	680,600	678,400	680,600	678,400
Dilutive effect of stock-based awards	—	—	—	—
Weighted average shares used to compute diluted EPS	680,600	678,400	680,600	678,400
Loss per share
Basic	$(4.93)	$(1.58)	$(10.08)	$(3.82)
Diluted	$(4.93)	$(1.58)	$(10.08)	$(3.82)

Diluted EPS for June 30, 2022, and June 30, 2021, excludes 279,298 and 164,350 options, respectively, along with the shares related to the contingently convertible debt, because their effect would be anti-dilutive.

NAUTICUS ROBOTICS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

11. Subsequent Events

In preparing the condensed financial statements, the Company has evaluated all subsequent events and transactions for potential recognition or disclosure through September 6, 2022, the date the financial statements were available for issuance.

On July 18, 2022, a special meeting of stockholders were held, CLAQ’s stockholders approved an amendment to CLAQ’s certificate of incorporation (the “Charter Amendment Proposal”) and an amendment to the Investment Management Trust Agreement with Continental Stock Transfer & Trust Company, dated July 14, 2021 (the “Trust Agreement Proposal”), giving CLAQ the right to extend the Combination Period six (6) times for an additional one (1) month each time by depositing into the Trust Account $100,000 for each one-month extension, up to January 19, 2023 (the first extension to August 19, 2022 was already made). We refer to the amendments to the certificate of incorporation and to the Trust Agreement collectively as the “July 18 Amendments.” As a result of the July 18 Amendments, public stockholders forfeited their right to receive up to $1,725,000, and up to an aggregate of $3,450,000 under certain agreements entered into in connection with CLAQ’s IPO, if CLAQ seeks to extend the Combination Period for three or six months, respectively, but does not consummate a business combination.

As a result of the July 18 Amendments, CLAQ’s Co-Sponsors are no longer be required to deposit into the Trust Account $1,725,000 prior to each three-month extension (up to $3,450,000 in the aggregate) and these amounts may not be repaid if a business combination is not consummated to the extent funds are not available outside of the Trust Account.

As a result of the July 18 Amendments, CLAQ may extend the Combination Period up to January 19, 2023, by depositing into the Trust Account for the benefit of the public stockholders $100,000 for each one (1) month extension (or an aggregate of $600,000 if the Combination Period is extended six times). The additional redemption amount added to the Trust Account was reduced from what was included in CLAQ’s initial public offering prospectus, which was $0.10 per share for each three-month extension to approximately $0.06 per share for each one-month extension.

Pursuant to a letter agreement dated March 23, 2022, with Cowen and Company, LLC (“Cowen”), Nauticus has agreed to pay Cowen an advisory fee of $1,750,000 (the “Business Combination Fee”) upon closing of the Business Combination for its capital market advisory services. On August 11, 2022, this agreement was terminated by Cowen.

On August 18, 2022, Nauticus Robotics, Inc. signed an Amendment to the December 23, 2021, Promissory Note with RCB Equities #1, LLC (the “Amendment”). The Amendment provides for additional borrowing of $2,000,000, with no interest and a maturity date of 60 days form funding date. There was a $33,000 fee at closing with additional fee due of $100,000 if paid within 30 days from funding date. There will be an additional fee of $100,000 if paid after 30 days.

On August 29, 2022, the Company renegotiated and signed a revised sales contract with Triumph Subsea Construction Limited for the sale of four Aquanaut systems which was originally over a period from September 2022 through January 2025 for a total of $54.2 million. The new terms provide for the first delivery of the one Aquanaut and one Hydronaut as a pair to be delivered in October 2023 compared to September 2022, with all other Aquanaut Hydronaut pairs remain to be on schedule for the subsequent years. The shift of the delivery date from 2022 to 2023 reduces the estimated revenue in 2022 by $7.7 million. The change in delivery dates also adjust the timing of milestone payments accordingly.